EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-8 (No. 33-32264 and No. 33-23882) and the Registration Statement on Form S-8 (No. 33-62148 and 333-13025) of Morgan Products Ltd. of our report dated February 4, 1997, except as to Note 13, which is as of March 13, 1997, appearing in the Annual Report to Stockholders which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule which appears in this Form 10-K.








PRICE WATERHOUSE LLP
Milwaukee, Wisconsin
March 28, 1997




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